Exhibit 99.3

PhoneBrasil International, Inc. and Mikab Corporation

Unaudited Proforma Consolidated Balance Sheets

For the Three Months Ended March 31, 2021

	PhoneBrasil	Mikab
	International Inc	Corporation
	March 31,	March 31,
	2021	2021	Adjustments		Consolidated

ASSETS
Cash	$-	$1,093,889	$-		$1,093,889
Accounts receivable-net	-	919,042			919,042
Prepaid insurance	-	60,701			60,701
Total current assets	-	2,073,632			2,073,632
Goodwill			23,037,000	(b)	23,037,000
Fixed assets, net	-	129,545			129,545
Total Assets	$-	$2,203,177	23,037,000		$25,240,177

LIABILITIES & STOCKHOLDERS' DEFICIT

Current liabilities
Accounts payable		$632,337	$-		$632,337
Notes payable related party	13,650	464,078			477,728
Total current liabilities	13,650	1,096,415			1,110,065
Total liabilities	13,650	1,096,415			1,110,065

Commitments and contingencies	-	-			-

Stockholders' Equity					-
Series A Convertible Stock	300				300.00
Common stock	18	91,720	(91,720)	(a)	18
Paid in capital	277,043	-	23,128,720	(a)(b)	23,405,763
Retained earnings (Deficit)	(291,011)	1,015,042			724,031
Total Stockholders' (Deficit)	(13,650)	1,106,762	23,037,000		24,130,112
Total Liabilities and Stockholders' (Equity)	$-	$2,203,177	23,037,000		$25,240,177

Notes

(a)	To eliminate the capital structure of Mikab
(b)	Based on the terms of the SPA the Mikab shareholders will 94.2% of the outstanding common stock on as converted basis. 29,034,000 common shares were outstanding as of June 30, 2021. 94.2% of the common stock equals approximately 471,552,000 shares of common stock which were valued at the closing price of the Company's stock on August 9th of $.0512 per share This results in approximately $24,143,000 in consideration paid less net assets acquired of $1,106,762 which results in goodwill of approximately $23,037,000

PhoneBrasil International, Inc. and Mikab Corporation

Unaudited Proforma Statements of Operations

For the Three Months Ended March 31, 2021

	PhoneBrasil	Mikab
	International Inc	Corporation	Adjustments		Consolidated
Revenue
Sales	$-	$1,345,655			$1,345,655
COGS	-	926,358			926,358
Gross profit	-	419,297			419,297

Operating Expenses:
Administrative expenses	13650	215,134			228,784
Officers salaries		103,200			103,200
Total operating expenses	13650	318,334			331,984
Income (Loss) from operations	(13,650)	100,963			87,313
Other income (expense)		11,336			11,336
Income (loss) before provision for income taxes	(13,650)	112,299			98,649
Provision for income taxes	-	-	28,075		28,075
Net Income (Loss)	$(13,650)	$112,299			70,574

Basic and diluted earnings(loss) per common share	$(0.00)	$-			$0.00

Weighted average number of shares outstanding	29,034,000		471,552,207	(a)	500,586,207

(a)	To adjust share count for purchase consideration assuming preferred stock as if converted to common stock and assuming profitable operations
(b)	To record tax provision at 25%

PhoneBrasil International, Inc. and Mikab Corporation

Unaudited Proforma statements of Operations

For the Year Ended December 31, 2020

	PhoneBrasil	Mikab
	International Inc	Corporation	Adjustments		Consolidated
Revenue
Sales	$-	4,713,541			$4,713,541
COGS	-	3,277,920			3,277,920
Gross profit	-	1,435,621			1,435,621
					-
Operating Expenses:					-
Administrative expenses	264286	881,559			1,145,845
Officers salaries		531,802			531,802
Total operating expenses	264286	1,413,361			1,677,647
Income (Loss) from operations	(264,286)	22,260			(242,026)
Other income (expense)		1,801			1,801
PPP Expense forgiveness		351,370			351,370
Income (loss) before provision for income taxes	(264,286)	375,431			111,145
Provision for income taxes	-	-	27,786	(b)	27,786
Net Income (Loss)	$(264,286)	$375,431			$111,145

Basic and diluted earnings(loss) per common share	$(0.01)				$0.00

Weighted average number of shares outstanding	29,034,000		471,552,207	(a)	$500,586,207

(a)	To adjust share count for purchase consideration assuming preferred stock as if converted to common stock and assuming profitable operations
(b)	To record tax provision at 25%

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